Exhibit (n)(2)



August 19, 2005

Board of Managers
Goldman Sachs Hedge Fund Partners Registered Fund, LLC
701 Mount Lucas Road
Princeton, New Jersey 08540

     Re:  Goldman Sachs Hedge Fund Partners Registered Fund, LLC
          ------------------------------------------------------

Ladies and Gentlemen:

          We have acted as special tax counsel to Goldman Sachs Hedge Fund Partners Registered Fund, LLC, a limited liability company organized under the laws of the State of Delaware (the "Fund"), in connection with the Registration Statement on Form N-2 (File No. 333-106370) (the "Registration Statement"), under the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended, with respect to the proposed issuance of $500,000,000 of units ("Units") of limited liability company interests in the Fund. You have requested our opinion to the effect that the Fund will not be treated as a publicly traded partnership within the meaning of Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code"), for U.S. federal income tax purposes. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Registration Statement. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

          In connection  with this opinion,  we have reviewed and relied on
(i) the Registration Statement, (ii) the Amended and Restated Limited Liability Company Agreement of the Fund, dated March 24, 2005 (the "LLC Agreement") and (iii) such other documents, information and materials as we have deemed appropriate, including such representations of the Fund as we have deemed necessary or appropriate for the purposes of this opinion (collectively, the "Documents").

          To the extent it may be relevant to the opinion expressed herein, we have assumed (i) that each of the parties to the Documents is duly organized and validly existing under the laws of its respective jurisdiction of organization and has the power and authority to enter into and perform its obligations under the Documents and to consummate the transactions contemplated thereby, (ii) that the Documents have been duly authorized, executed and delivered by such parties, (iii) that the Documents constitute legal, valid and binding obligations of the parties thereto, enforceable against such parties in accordance with their terms,
(iv) that all parties to the Documents (whether acting directly or through agents), (1) have acted, and will act, in accordance with the agreements, covenants, terms and conditions of the Documents, (2) have complied with, and will comply with, all of their respective obligations under the Documents without regard to the standard of care to be exercised in discharging such obligations or any limitations on their liability in the event such obligations are not complied with and (3) are not and will not be in breach or default of any agreements or obligations under the Documents, (v) that all representations contained in the Documents are true, accurate and complete in all respects on the date hereof, (vi) that all representations contained in the Documents "to the best knowledge of," "in the belief of" or similarly qualified are true, accurate and complete in all respects on the date hereof without regard to any such qualification, and (vii) that there are no arrangements, understandings or agreements among or between any of the parties to the Documents relating to the transactions or actions contemplated by the Documents other than those evidenced by the Documents. Any variations from the foregoing assumptions or representations could change our opinion.

DISCUSSION

          The Fund is organized as a Delaware limited liability company. Under the LLC Agreement, neither the Fund nor the Board of Managers is permitted to "check the box" for the Fund to be treated as an "association" for federal income tax purposes; accordingly, the Fund will be treated, under the general entity classification rules of the Treasury Regulations, as a partnership for federal income tax purposes.

          Under Section 7704 of the Code, "publicly traded partnerships" are generally treated as corporations for federal income tax purposes. A publicly traded partnership is any partnership the interests of which are traded on an established securities market or which are readily tradable on a secondary market (or the substantial equivalent thereof). Under applicable Treasury Regulations, interests in a partnership are readily tradable on a secondary market (or the substantial equivalent thereof) if taking into account all facts and circumstances, the partners are readily able to buy, sell, exchange or redeem their interests in a manner that is economically comparable to trading on an established securities market. The applicable Treasury Regulations further provide that interests in a partnership are readily tradable on a secondary market or the substantial equivalent thereof if (i) interests in the partnership are regularly quoted by any person, such as a broker or dealer making a market in the interests,
(ii) any person regularly makes available to the public bid or offer quotes with respect to interests in the partnership and stands ready to effect buy or sell transactions at the quoted prices, (iii) interest holders in the partnership have a readily available, regular, and ongoing opportunity to sell or exchange their interests in the partnership through a public means of obtaining or providing information of offers to buy, sell or exchange interests in the partnership, or (iv) prospective buyers or sellers of interests in the partnership otherwise have an opportunity to buy or sell interests in a time frame and with the regularity and continuity that is comparable to the foregoing. A plan of redemptions, such as the Fund's plan to repurchase Units, whereby holders of interests in a partnership have readily available, regular, and ongoing opportunities to dispose of their interests can be substantially equivalent to a secondary market under these rules.

          Under the LLC Agreement, transfers of Units, other than by operation of law in connection with the death, divorce, bankruptcy, insolvency, or adjudicated incompetence of the Member, are prohibited without the consent of the Fund, which consent can be granted or withheld in its sole discretion. HFS has represented, among other things, that subject to certain exceptions (i) neither the Fund nor HFS will consent to any pledge, transfer or assignment of Units without confirming with counsel to the Fund that such pledge, transfer or assignment will not cause the Fund to be considered a publicly traded partnership, (ii) neither the Fund nor HFS will create, issue, repurchase, redeem, or recognize any transfer of any interest in the Fund, other than the Units, HFS's interest in the Fund in respect of its Servicing Fee and the Administrator's interest in the Fund in respect of its Administration Fee and (iii) neither the Fund nor HFS will participate in the inclusion of any interest in the Fund on an established securities market. Under the LLC Agreement, Promissory Notes issued in respect of repurchased Units are not transferable.

          HFS has represented that the Fund will offer to repurchase Units on at most two days per calendar year, which Repurchase Dates are expected to be on or about each January 1 and July 1, with a Valuation Date in each case that is on or before the Repurchase Date in respect of such offer and that is no earlier than 60 days after the Expiration Date in respect of such offer.

          The Treasury Regulations contain a safe harbor for partnership redemption plans that require at least 60 days prior written notice to redeem and a minimum 60 day delay between the notice date and the date the redemption price is determined. Under this safe harbor, interests can theoretically be redeemed on each day of the year subject to the 60 day notice and pricing delay. The Fund's plan to offer to repurchase Units on at most two days per calendar year, with a Valuation Date no earlier than 60 days after the Expiration Date, at a price equal to the value of the Units (or portion thereof being repurchased) as of the Valuation Date, is considerably more limiting than the timing and pricing delay provisions of the redemption plan safe harbor. However, the Fund will not qualify for the redemption plan safe harbor in any year if more than 10% of the value of the Units are transferred (exclusive of "private transfers") during that year. Because the Fund may offer to repurchase more than 10% of the value of the Units in any year, the Fund may (but will not necessarily), in any year, fail to qualify for the redemption plan safe harbor.

          Notwithstanding that the Fund may not qualify for the redemption plan safe harbor (or any other safe harbor) in any taxable year, the Treasury Regulations specifically provide that the failure to qualify for a safe harbor is disregarded for purposes of determining whether interests in the Fund are publicly traded under a facts and circumstances analysis. The Fund's transfer restrictions and restrictions on repurchases to two days per calendar year, which are expected to be on or about each January 1 and July 1, among others, make the position of the Unit holders very different from the economic position that they would have been in if the Units were traded on a securities market.

CONCLUSION

          Subject to the limitations, qualifications, and assumptions set forth herein, as of the date hereof, we are of the opinion that, although there is no authority directly on point, based upon, among other things, the anticipated operations of the Fund, the Fund will not be classified as a publicly traded partnership within the meaning of Section 7704 of the Code for U.S. federal income tax purposes.

          Our opinion above is based on the Code and Treasury Regulations as currently in effect, the legislative history of Section 7704 of the Code and such other existing authorities and considerations as we deemed relevant. We note that currently there is no case, ruling or other authority which holds that a partnership which has restricted redemption rights similar to those of the Fund is not a publicly traded partnership, and our opinion expressed above reflects our interpretation of the existing authorities and our judgment regarding their application to the Fund. Further, the Code, the Treasury Regulations and such other authorities are subject to change or differing interpretation at any time, which change or interpretation could apply with retroactive effect. There can be no assurance that future changes or developments in the law will not affect the validity of the opinion expressed herein.

          Our opinion above is not binding on the U.S. Internal Revenue Service (the "Service") or the courts. There can be no assurance that a position contrary to the opinion expressed above may not be asserted successfully by the Service. If the Service were to successfully assert that the Fund were a publicly traded partnership, then the Fund would be taxable as a corporation unless it qualified for the passive income exemption under Section 7704(c) of the Code.

          The opinion expressed herein is given only as of the date hereof, and we undertake no responsibility to supplement or update this letter after the date hereof for any reason.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm as counsel to the Fund in the prospectus and statement of additional information constituting a part thereof.

          The opinion expressed herein is solely for your benefit in connection with the transactions described in the first paragraph of this letter and may not be relied on in any manner or for any purpose by any other person or entity.



                                         Very truly yours,




                           /s/ FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP